Exhibit 99.2

Pixelworks Announces Changes to Board of Directors

San Jose, CA, April 7, 2016 -- Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of video display processing technology, today announced changes to the board of directors in conjunction with its planned restructuring. Todd DeBonis has been appointed to the Company’s board as a director, effective immediately, and Mark A. Christensen and Barry L. Cox have notified the board that they will have resigned and will not stand for re-election effective immediately prior to Pixelworks’ upcoming Annual Meeting of Shareholders on May 11, 2016. As a result of these changes, immediately prior to the start of the Annual Meeting of Shareholders, Pixelworks’ board of directors will be reduced from seven members to six.

“On behalf of the Board and the entire organization, I would like to thank both Mark and Barry for their service and contribution to Pixelworks. I have personally enjoyed working with them as fellow board members,” stated Richard Sanquini, chairman of Pixelworks’ board. “Additionally, I would like to welcome Todd DeBonis to the board of directors. Todd’s prior roles at global organizations, and particularly his experience in the mobile market, will be highly beneficial to the board and future direction of Pixelworks.”

Mr. Sanquini concluded, “We believe the reduction in the number of board members, which will occur in May, more appropriately aligns to a company of our size and is consistent with today’s restructuring announcement to streamline the organization and reduce expenses across the Company. Moreover, we believe the collective changes announced today represent prudent actions that will lead to significant improvement in Pixelworks’ near- and long-term results.”

About Todd DeBonis
Todd DeBonis currently serves as Pixelworks’ Chief Operating Officer, having previously served as the Company’s Executive Vice President, Sales, Marketing & Business Development from January 2016 to February 2016. Prior to joining Pixelworks, Mr. DeBonis served as the Vice President of Global Sales & Strategic Development at TriQuint Semiconductor, a semiconductor company, from April 2004 to December 2015, where his responsibilities included global sales, business development, strategic planning, customer support, contract negotiation and corporate marketing. Prior to TriQuint, Mr. DeBonis served as Vice President of Worldwide Sales & Marketing at Centillium Communications, a designer, developer and supplier of integrated programmable SoC solutions, Vice President of Worldwide Sales of Ishoni Networks, a silicon and software solution provider, and also held executive positions at Infineon Technologies, VisCom Corporation and Electec SoCal. Mr. DeBonis also serves on the Board of Directors of Poet Technologies Inc. (TSX VENTURE: PTK). Mr. DeBonis received a B.S. in Electrical Engineering with a focus in digital design and control systems from the University of Nevada.

About Pixelworks, Inc.
Pixelworks creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images. At design centers around the world, Pixelworks engineers constantly push video performance to keep manufacturers of consumer electronics and professional displays worldwide on the leading edge. The company is headquartered in San Jose, CA.

For more information, please visit the company’s Web site at www.pixelworks.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “expect”, “believe,” and similar terms or the negative of such terms and include, without limitation, statements regarding the appointment of Mr. DeBonis to the Board and the impact thereof, and the Company’s belief that the collective changes announced today will lead to significant improvement in the Company’s near- and long-term results. All statements other than statements of historical fact are forward-looking statements for purposes of this release, including any projections of revenue or other financial items or any statements regarding the plans and objectives of management for future operations. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation: our ability to execute on our strategy; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; the success of our products in expanded markets; current global economic challenges; changes in the digital display and projection markets; seasonality in the consumer electronics market; our efforts to achieve profitability from operations; our limited financial resources and our ability to attract and retain key personnel. More information regarding potential factors that could affect the Company's financial results and could cause actual results to differ materially is included from time to time in the Company's Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2015 as well as subsequent SEC filings.

The forward-looking statements contained in this release speak as of the date of this release, and Pixelworks does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Company Contact:
Pixelworks, Inc.
Steven Moore, +1-408-200-9221
smoore@pixelworks.com

Investor Contact:
Shelton Group
Brett L Perry, +1-214-272-0070
bperry@sheltongroup.com